Exhibit 99.2

News Release

For Immediate Release

ALERIS ANNOUNCES ACQUISITION OF TOMRA

BRAZILIAN RECYCLING OPERATION

BEACHWOOD, OH –August 31, 2005 – Aleris International, Inc. (NYSE: ARS) announced today that it has acquired Tomra Latasa Reciclgem, a recycling operation in Sao Paulo, Brazil, from Tomra Systems ASA of Norway.

Steve Demetriou, Chairman and Chief Executive Officer of Aleris International, Inc. stated, “The acquisition of the Tomra Brazilian recycling operations is an excellent strategic fit with Aleris’ existing Brazilian recycling operations. It will provide greater access to aluminum scrap, complementary manufacturing operations and stronger customer relationships, which should allow Aleris to accelerate our profitable expansion in this high growth region.”

Aleris International, Inc. is a global leader in aluminum recycling and the production of specification alloys and is a major North American manufacturer of common alloy sheet. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 28 production facilities in the U.S., Brazil, Germany, Mexico and Wales, and employs approximately 3,200 employees. For more information about the Company, please visit our Web site at www.aleris.com.

Contact:	Michael D. Friday
Aleris International, Inc. Phone # 216-910-3503

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated strengthened automotive volumes; expected cost savings; and anticipated synergies resulting from the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’ ability to effectively integrate the business and operations of Commonwealth; downturns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2004, particularly the sections entitled “Risk Factors” contained therein.